Exhibit 99.2

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP –Investor Relations Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS, INC. REPORTS THIRD QUARTER RESULTS

KNOXVILLE, TN, November 6, 2014 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), today announced financial results for the third quarter of 2014.

Third Quarter Results and Balance Sheet Highlights

At September 30, 2014, cash and cash equivalents were $17,773,680 compared to $15,696,243 at December 31, 2013. The increase of approximately $2.1 million was due primarily to $4.3 million cash received from warrant and stock option exercises and $7.5 million net proceeds from the sale of our common stock in the nine months ended September 30, 2014, offset by $9.7 million of operating cash expenses.

Therefore, our ability to continue as a going concern is reasonably assured due to our cash and cash equivalents on hand at September 30, 2014. Given our current rate of expenditures and our ability to curtail or defer certain controllable expenditures, we do not anticipate needing to raise additional capital to further develop PV-10 on our own to treat locally advanced cutaneous melanoma, cancers of the liver, recurrent breast cancer, pancreatic cancer and other indications because we plan to strategically monetize PV-10 through appropriate regional license transactions, co-development partnerships, and license PH-10 for psoriasis and other related indications described as inflammatory dermatoses.

Shareholders’ equity at September 30, 2014 was $19,539,425. This compares to shareholders’ equity at December 31, 2013 of $6,628,666.

PROVECTUS BIOPHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014 (Unaudited)	December 31, 2013 (Audited)
Assets
Current Assets
Cash and cash equivalents	$17,773,680	$15,696,243
Total Current Assets	17,773,680	15,696,243
Equipment and furnishings, less accumulated depreciation of $434,479 and $429,331, respectively	95,555	30,113
Patents, net of amortization of $7,963,957 and $7,460,617, respectively	3,751,488	4,254,828
Other assets	27,000	27,000
	$21,647,723	$20,008,184
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable — trade	$478,200	$348,869
Accrued consulting expense	91,282	61,282
Other accrued expenses	311,579	102,795
Total Current Liabilities	881,061	512,946
Warrant liability	1,227,237	12,866,572
Total Liabilities	2,108,298	13,379,518
Stockholders’ Equity
Preferred stock; par value $.001 per share; 25,000,000 shares authorized; Series A 8% convertible preferred stock, 0 and 33,334 shares issued and outstanding, respectively, liquidation preference $0.75 (for 2013 in aggregate $25,001)	—	33
Common stock; par value $.001 per share; 300,000,000 authorized; 180,299,739 and 159,751,724 shares issued and outstanding, respectively	180,300	159,752
Paid-in capital	176,469,175	152,519,701
Accumulated deficit	(157,110,050)	(146,050,820)
Total Stockholders’ Equity	19,539,425	6,628,666
	$21,647,723	$20,008,184

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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